Exhibit (a)(5)(v)

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”, AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) made effective as of December 18, 2025 (“Effective Date”), by and between Cox Capital General Partner, LLC (“Consultant”) and Saba Capital Tender SPV I, LLC, a Delaware limited liability company (“Client”) which is owned and controlled by certain clients of Saba Capital Management, LP (“Saba Capital”), which makes an investment in the Covered Securities pursuant to this Agreement. Consultant and Client may be referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, Client desires to avail itself of the investment experience, sources of information, analysis, and assistance of Consultant, particularly with respect to tender offers for interests in certain business development companies, closed-end funds and real estate investment trusts (together, “Target Vehicles”) on the terms and subject to the conditions set forth herein; and

WHEREAS, Consultant is willing to perform such services to Client on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises set forth above and the mutual covenants and agreements of the Parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Definitions.    For purposes of this Agreement, the following terms have the following meanings:

“Account” means a notional account representing all Covered Securities acquired by Client on behalf of its private fund clients.

“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, including, without limitation, any affiliated investment fund or other pooled investment vehicle of such Person or any investment fund or other pooled investment vehicle managed by such Person or its Representatives now or hereafter existing.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are required or authorized by Law to be closed for business.

“Client Parties” means Client and its controlled Affiliates.

“Client Party” means any one of the Client Parties.

“Confidential Information” means all material and non-public, confidential, or proprietary information disclosed by one Party to the other Party in written, electronic, or other tangible form on or after the Effective Date, regardless of whether it is marked as “confidential.”

For purposes of this definition, all information provided by Saba Capital to Consultant shall be deemed confidential.

“Consultant Parties” means Consultant and its Affiliates, including any Representative of any of the foregoing.

“Consultant Party” means any one of the Consultant Parties.

“Consulting Fee” has the meaning given in Section 2 of this Agreement.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Confidential material redacted and filed separately with the Securities and Exchange Commission.

“Covered Securities” means any equity securities issued by a Target Vehicle to be acquired by any Client Party during the Term but excluding, for the avoidance of doubt, any investment purchased by or on behalf of any Client Party prior to the Effective Date or after the Termination Date and excluding any interests held indirectly by any Client Party where Saba Capital does not have investment discretion over the decision to invest in the Covered Securities for the Client Party (i.e., third party managers maintain investment discretion). For the avoidance of doubt, Covered Securities shall include any equity securities issued by a Target Vehicle acquired during the Term directly by Client or by any Affiliate thereof over which Saba Capital has investment discretion, in each case for which Consultant has provided services under this Agreement.

“Target Vehicle Opportunity” means any Target Vehicle opportunity sourced, diligenced or researched by Consultant, and which was communicated in writing to Client or sold by Consultant to Client. The Client may reject a Target Vehicle opportunity for any or no reason. All Target Vehicle Opportunities shall be listed on Exhibit A, which may be amended from time to time with the written consent of both Parties.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, order, other requirement or rule of law of any federal, slate, local or foreign government or political subdivision thereof, or any arbitrator, court or tribunal of competent jurisdiction.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Representative” means, as to any Person, any employee, officer, director, member, partner, shareholder, agent, attorney, manager, accountant, broker, or advisor of such Person or of any Affiliate of such Person.

1.           Analysis; Management Fee; No Discretionary Authority.

(a)          Consultant agrees to provide diligence, research, and information concerning any Target Vehicle Opportunities and assist in the preparation and execution of a tender offer for shares of the Covered Securities and the subsequent tenders of such shares back to the issuer of the Covered Securities, including by providing all operational and administrative support necessary for such tender offers and subsequent tenders. Consultant shall provide certain data, analysis, and other information concerning the Covered Securities on an on-going basis.

(b)          In consideration for these services, Client agrees to pay Consultant a one-time consulting fee equal to [***] of the value of the Covered Securities held in the Account, such value to be determined on a cost basis (the “Consulting Fee”). The Consultant shall submit a written invoice to Client for the applicable Consulting Fee, and Client shall pay such invoice within 30 calendar days of receipt, unless Client reasonably disputes the calculation of the fee. The Consulting Fee shall not be due or payable prior to receipt of an invoice and confirmation that all investment documentation is in proper form. For the avoidance of doubt, no Consulting Fee shall apply to investments made in Covered Securities before the Effective Date or after the Termination Date. The Consultant represents and warrants that the Consulting Fee percentage applicable to Client shall be no less favorable than the Consulting Fee percentage charged to any other client participating in the same Covered Security. If the Consultant enters into any agreement or arrangement with any other client that grants any such client lower fees than the terms set forth herein, the Consultant shall provide such lower fees to the Client (which includes providing a reimbursement for such excess fees).

(c)          Client shall be solely responsible for its portion of all reasonable, documented out-of-pocket expenses incurred by Consultant in connection with any Target Vehicle Opportunity or any services provided under this Agreement, including, without limitation, legal fees, shipping expenses, trading expenses, technology expenses, data expenses, and any other third-party costs directly related to acquiring the Covered Securities (“Target Vehicle Opportunity Expenses”), provided that (i) all expenses are split pro rata with all other participating clients, including Consultant and its affiliates if participating, and (ii) any Target Vehicle Opportunity Expenses will be capped, in the aggregate, to [***] per individual Covered Security, excluding third-party printing, mailing, and related dissemination costs, provided Client has been supplied, and approved in writing by Client, an estimate of such costs prior to each venture (“Target Vehicle Opportunity Expenses Cap”). Consultant shall invoice Client for any Target Vehicle Opportunity Expenses, and Client shall reimburse such amounts within thirty (30) calendar days of receiving the invoice. For the avoidance of doubt, Consultant shall not bear or share in any portion of Target Vehicle Opportunity

Expenses, unless participating in such investment. Notwithstanding anything herein to the contrary, Client may offset against the Consulting Fee otherwise payable any Target Vehicle Opportunity Expenses properly payable by Client to Consultant under this Section 2, such that only the net amount shall be remitted. For the avoidance of doubt, (i) Target Vehicle Opportunity Expenses shall consist solely of third-party, out-of-pocket costs incurred in connection with a Target Vehicle Opportunity and shall not include any internal overhead, personnel costs, or other compensation payable to Consultant, and (ii) the Consulting Fee represents compensation for services rendered and shall not be subject to reduction except solely for the mechanical netting of reimbursable Target Vehicle Opportunity Expenses attributable to Client.

(d)          Client further understands that Consultant shall not manage, supervise, or direct any Client Party’s investments on behalf of its private fund clients (including, without limitation, the purchase and sale of securities for such Account(s)) and shall not, unless express set forth in this Agreement, provide any form of ongoing or regular portfolio advisory, management or broker dealer services to Client. Nothing in this Agreement shall give Consultant any discretionary trading or other authority (including, without limitation, any authority to direct the investment of any cash or securities held by any Client Party or to take possession of any Client Party’s assets in any of its Accounts), and Consultant shall not direct any trades for or on behalf of any Client Party. To the extent Client desires to implement any opportunities diligenced by Consultant, Client shall be solely responsible for such implementation. Prior to considering a Target Vehicle Opportunity, Consultant shall consider only the Covered Securities without regard to any funds or other securities held by any Client Party. Further, Consultant shall not provide any Client Party with tax, accounting, or legal advice, nor shall Consultant prepare any tax, accounting, or legal documents for the implementation of Client’s investment program. Consultant encourages Client to consult with its tax, accounting, legal, and other advisers in connection with any Covered Securities investments.

(e)          Client acknowledges that investments are subject to various market, currency, economic, political, and business risks, and that investments will not always be profitable and may result in partial or total losses. Client acknowledges and agrees that Consultant provides no guarantees with respect to the success or performance of any particular investment ideas, investment strategy, or recommendation made by Consultant or with respect to the Covered Securities. Further, Consultant shall have no authority or power to exercise voting rights (including with respect to voting proxies), rights to consent to corporate actions, or other similar rights with respect to Covered Securities held by any Client Party, and Client shall retain all such authorities. Consultant shall also not take any action or render any advice with respect to any legal actions, including, but not limited, any class action lawsuits involving Covered Securities held by any Client Party.

2.           Term.

This Agreement shall commence on the Effective Date and shall expire on the earlier of (a) the date upon which either Party provides the other Party written notice of termination and (b) as to any Target Vehicle Opportunity hereunder, automatically upon the effectiveness of the listing on a national securities exchange of any Covered Security which is the subject of such Target Vehicle Opportunity (the “Term”). Termination shall not affect any obligations accrued prior to the effective date of termination. Consultant shall only be entitled to fees and reimbursements for services and expenses incurred up to the termination date, subject to Section 2. Notwithstanding the foregoing, Consultant shall remain entitled to the Consulting Fee with respect to Covered Securities acquired during the Term. Consultant and Saba Capital agree and acknowledge that any prior or other agreements between them, dated as of the Effective Date or prior, shall be null and void and have no effect.

3.           Reporting Obligations.

Upon written request by Consultant, Client shall deliver to Consultant a summary report detailing all purchases of such Covered Securities made by Client during the Term, in each case with such schedule including, as applicable, the quantity and purchase price. Consultant shall provide such information as is reasonably available to it and is necessary for Client to satisfy its legal or regulatory filing obligations. Consultant shall not have any independent filing obligations under this Agreement.

4.           Representations and Warranties.

(a)         The Parties each represent and warrant that they have the full power and authority to execute, enter into, deliver, and perform their obligations under this Agreement. The Parties each further warrant that this Agreement has been duly authorized, executed, and delivered by them, and is their legal, valid, and binding agreement, enforceable against them in accordance with its terms, and that the terms of this Agreement do not violate any obligation by which they are bound. If a Party is a corporation, limited liability company, partnership, trust, or other legal entity, the Party represents and warrants that the individual executing this Agreement on behalf of the Party has been duly authorized to do so.

(b)         The Parties each represent and warrant that there are no pending or threatened action, suit or proceeding to which they are a party that might reasonably be expected to result in any material adverse change in their financial condition or regulatory qualifications or in their ability to discharge their obligations hereunder.

(c)         Consultant represents and warrants that it has and will maintain during the term of this Agreement all governmental and regulatory registrations, qualifications, approvals and licenses required to perform its obligations under this Agreement and will not by entering into this Agreement and performing its obligations hereunder breach or cause to be breached any undertaking, agreement, contract, by-law or other organizational document, statute, rule or regulation of any court or any governmental body or administrative agency or self-regulatory authority having jurisdiction over it, or any order to which it is a party or by which it is bound.

(d)         Consultant represents and warrants that it will not distribute, furnish or otherwise provide Client or Saba Capital with information that could be deemed material non-public information pursuant to the U.S. securities laws.

(e)         Consultant represents and warrants that it is duly organized or formed, validly existing, and in good standing (if applicable) under the laws of the jurisdiction of its incorporation or formation. The Consultant has the requisite corporate or other legal power and authority to carry on its business and to own, lease and operate all of its properties and assets, as currently conducted.

5.           Confidentiality.

The Parties and Saba Capital shall (a) use commercially reasonable efforts to protect and safeguard the confidentiality of all Confidential Information; (b) not knowingly use Confidential Information for any purpose other than the consideration and evaluation of the Target Vehicle Opportunity or in any manner to either Parties’ or Saba Capital’s detriment; (c) not disclose any Confidential Information to any Person, except to each Parties Representatives, service providers and beneficial owners except if required by Law or requested by a government agency or court; and (d) notify one another of any unauthorized disclosure of Confidential Information or other breaches of this Agreement by Saba Capital, a Client Party or Consultant Party of which Client or Consultant has actual knowledge. The Parties’, including Saba Capital’s, rights and obligations under this Section 5 shall continue in full force and effect during the term of this Agreement. Consultant represents that it will not use the name of Saba Capital, the Client, its partners or Clients’ Parties without prior written consent.

6.           Other Activities, Filings and Communications.

(a)         Consultant and its Representatives and their respective Affiliates may engage simultaneously with their investment advisory activities on behalf of Client in other businesses of any kind, and may render services similar to those described in this Agreement for other Persons, and shall not by reason of such engagement in other businesses or rendering of services for others be deemed to be acting in conflict with the interests of Client. Client understands and acknowledges that Consultant may recommend Target Vehicle Opportunities to Client that it does not recommend to or purchase for such other Persons. However, Consultant shall not recommend or purchase for such other Persons any Target Vehicle Opportunities listed on Exhibit A using Confidential Information of Client or in coordination with Client, without the written consent of Client.

(b)         Each Client Party acknowledges and agrees that Consultant and each of the Consultant Parties (including the managers, members, officers, directors, and employees of Consultant or its Affiliates) may have invested in and/or may invest in the Covered Securities and other securities, options, or other derivative instruments related to the Target Vehicle Opportunity. However, any purchases or sales of Covered Securities by any such investor will be made in such a manner as to conform with the code of ethics (if any) governing any such Person and in any event in such a manner as to assure, to the extent practicable, that such purchases or sales do not result in a financial disadvantage to Client and such purchases and sales shall be disclosed to Client.

Confidential material redacted and filed separately with the Securities and Exchange Commission.

(c)         Consultant covenants and agrees that it will not file nor cause to be filed with the Securities and Exchange Commission nor with any regulatory body, nor make any public communication concerning a Target Vehicle Opportunity, the Covered Securities or this Agreement (including the terms of the Agreement) without the express written consent of Saba Capital.

(d)         Consultant understands and agrees that Saba Capital shall maintain dual control of the Account and the bank account, including that no assets may be acquired therefrom nor disposed therefrom without the express written consent of Saba Capital.

(e)         Consultant acknowledges and agrees that Consultant shall not be acting as, or have the responsibilities of, a “fiduciary” within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended, with respect to either Client or any private fund client under this Agreement.

(f)          Consultant agrees and acknowledges that the tender offers may be amended, terminated, or extended by the Client, in its sole discretion. Any amendment other than termination or extension that is materially adverse to the Consultant, if acting as a co-purchaser of shares, shall require the written consent of the Consultant.

(g)         Consultant represents and warrants that in advance of a potential tender offer, it will implement internal controls in order to prevent itself, the Client, the Consultant’s affiliates, as well as any other parties acting together (including any affiliates thereof) from holding in the aggregate, owning or controlling the vote of ten percent (10%) or more of the outstanding shares of a Target Vehicle.

7.           Notices.    All notices, requests, demands, consents, and other communications required or permitted hereunder shall be sent to the email address that a Party has instructed the other Party to use and shall be deemed received immediately if sent during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day.

Notices to the Client:

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8.           Miscellaneous.

(a)         Disclosure Documents. Client acknowledges receipt of Consultant’s Notice of Privacy Practices, if any. Client also acknowledges that Client has had the opportunity to discuss with Consultant the risks and fees associated with the activities contemplated hereunder and that Client understands and accepts such risks and fees.

(b)         Relationship. It is mutually understood and agreed by the Parties that the relationship between Client and Consultant is that of independent contractors, and nothing in this Agreement is intended nor shall be construed to create an employment, partnership or agency relationship between Client and Consultant or any of their respective Representatives.

(c)         Entire Agreement. Amendment. This Agreement, together with together with each letter agreement and offer to purchase relating to any Target Vehicle Opportunity accepted by Client pursuant to this Agreement, constitutes the entire, integrated agreement between the Parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous negotiations, commitments, agreements, and understandings, oral and written, of the Parties relating to such subject matter. This Agreement may not be changed, amended, or supplemented except by a writing executed by Saba Capital, Consultant and Client.

(d)         Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns (to the extent this Agreement is assignable). Neither Saba Capital, Client nor Consultant may assign this Agreement or any of their rights or obligations hereunder without the prior written consent of the non-assigning Party. Any purported or attempted assignment of this Agreement without the non-assigning Party’s prior written consent shall be void. Consultant shall also notify Client as soon as reasonably practicable of any change in its general partner.

(e)         Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of New York, excluding conflict of law rules and principles.

(f)          Waiver. No delay or failure by any Party to exercise or enforce at any time any right under or provision of this Agreement shall be considered a waiver thereof or of such Party’s right thereafter to exercise or enforce each and every right under and provision of this Agreement. To be valid, any waiver by a Party of any right under or provision of this Agreement must be in writing but need not be supported by consideration. No single waiver shall constitute a continuing or subsequent waiver.

(g)         Survival. The rights and obligations of the Parties under or arising out of this Agreement shall survive the termination or expiration of this Agreement to the extent, but only to the extent, expressly set forth in this Agreement or that any performance is required under this Agreement after such termination or expiration. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 2, 4, 5, 6, 8, and 9 hereof shall survive the termination of this Agreement.

(h)         Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. A facsimile or other electronic copy of a signature page to this Agreement shall be deemed to be an original signature page.

(i)          Headings. The headings used herein are for reference purposes only and are not to be considered in construing this Agreement.

(j)          Severability. If any provision of this Agreement shall be held illegal, invalid or unenforceable, in whole or in part, such provision shall be modified to render it legal, valid and enforceable while to the fullest extent possible preserving the business and financial intent and impact of the original provision, and the legality, validity and enforceability of all other provisions of this Agreement shall not be affected thereby.

(k)         Third-Party Beneficiaries. This Agreement is made solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Person shall acquire or have any rights under or by virtue of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Confidential material redacted and filed separately with the Securities and Exchange Commission.
CLIENT: Saba Capital Tender SPV I, LLC:
/s/ Michael D’Angelo
By:	Michael D’Angelo
Title:	General Counsel

CONSULTANT: Cox Capital General Partner, LLC
/s/ John William Cox
By:	John William Cox
Title:	CEO & Managing Member
Agreed and Acknowledged:
Saba Capital Management, LP:
/s/ Michael D’Angelo
By:	Michael D’Angelo
Title:	Chief Operating Officer

Confidential material redacted and filed separately with the Securities and Exchange Commission.

EXHIBIT A

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